BUFFALO FUNDS
AMENDMENT TO THE
AMENDED AND RESTATED CUSTODY AGREEMENT

THIS AMENDMENT to the Amended and Restated Custody Agreement (the “Agreement”) dated as of April 25th, 2003, as amended December 1, 2006, by and among Kornitzer Capital Management, Inc., a Kansas corporation (“KCM”), U.S. Bank National Association, N.A., a national banking association (the "Custodian") and the following investment companies: Buffalo Balanced Fund, Inc., Buffalo Large Cap Fund, Inc. Buffalo High Yield Fund, Inc., Buffalo USA Global Fund, Inc., Buffalo Small Cap Fund, Inc. and Buffalo Funds, a Delaware statutory trust (each investment company and/or series a “Fund” and collectively the “Funds”), is entered into by the parties effective as of August 10, 2007.

RECITALS

WHEREAS, KCM is registered as an investment adviser under the Investment Advisers Act of 1940 and, as the investment adviser and manager of the Funds, KCM is contractually obligated to obtain and bear the costs of appropriate custodian services for the Funds; and

WHEREAS, the Custodian is a bank having the qualifications prescribed in Section 26(a)(1) of the 1940 Act; and

WHEREAS, through the Amended and Restated Custody Agreement, KCM has engaged the Custodian to hold and administer the Funds’ securities and cash pursuant to the Agreement, and

WHEREAS, the parties desire to amend the Amended and Restated Custody Agreement to add a fund;

NOW, THEREFORE, the parties agree as follows:

Exhibit C, the Fund names, is replaced in its entirety by Exhibit C attached hereto.

Except to the extent supplemented hereby, the Amended and Restated Custody Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by a duly authorized officer on one or more counterparts as of the date and year written above.

U.S. BANK NATIONAL                                                                           KORNITZER CAPITAL MANAGEMENT, INC.
ASSOCIATION

By: /s/ Joe D. Redwine__________________                                    By: /s/ John C. Kornitzer_________
      Joe D. Redwine, Senior Vice President                                                    John C. Kornitzer, President

Buffalo Balanced Fund, Inc.
Buffalo High Yield Fund, Inc.
Buffalo Large Cap Fund, Inc.
Buffalo USA Global Fund, Inc.
Buffalo Small Cap Fund, Inc.
Buffalo Funds (the Delaware statutory trust)

By:/s/ Kent W. Gasaway
            Kent W. Gasaway, President

EXHIBIT C to the Amended and Restated Custody Agreement

Fund Names

Name of Fund/Series	Date Added

Buffalo Balanced Fund, Inc.	April 25, 2003

Buffalo High Yield Fund, Inc.	April 25, 2003

Buffalo Large Cap Fund, Inc.	April 25, 2003

Buffalo Small Cap Fund, Inc.	April 25, 2003

Buffalo USA Global Fund, Inc.	April 25, 2003

Buffalo Funds, a Delaware statutory trust, consisting of the following series

Buffalo Mid Cap Fund	April 25, 2003

Buffalo Science & Technology Fund	April 25, 2003

Buffalo Micro Cap Fund	May 21, 2004

Buffalo Jayhawk China Fund	December 1, 2006

Buffalo International Fund	on or after September 28, 2007

U.S. Bank National Association. Domestic Custody Fee Schedule

Fees for Custodian Services are to be paid by U.S. Bancorp Fund Services, LLC (“USBFS”) pursuant to Exhibit G of the Master Services Agreement, dated April 25, 2003, as amended, by and between USBFS and Kornitzer Capital Management, Inc.  Exhibit G of that Agreement is hereby incorporated by reference.